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                                                                       EXHIBIT 9



                    FUND ADMINISTRATION SERVICING AGREEMENT

This Agreement is made and entered into on this first day of January, 1996, by and between Hotchkis and Wiley Funds (hereinafter referred to as the "Fund") and Firstar Trust Company, a corporation organized under the laws of the State of Wisconsin (hereinafter referred to as "FTC").

WHEREAS, The Fund is an open-end management investment company which is registered under the Investment Company Act of 1940;

WHEREAS, FTC is a trust company and, among other things, is in the business of providing fund administration services for the benefit of its customers;

NOW, THEREFORE, the Fund and FTC do mutually promise and agree as follows:

I.  Appointment of Administrator

    The Fund hereby appoints FTC as Administrator of the Fund on the terms and conditions set forth in this Agreement, and FTC hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

II. Duties and Responsibilities of FTC

    A. General Fund Management

       1. To the extent designated by adviser, act as liaison among fund service providers

       2. Coordinate payment of fund expenses as directed by adviser

       3. Evaluate fund expenses vs. industry and service environment

       4. Monitor expense accruals and payments

       5. Manage independent fund audit and prepare necessary audit schedule

    B. Compliance

       1. Blue Sky Compliance

                a. Prepare and file with the appropriate state securities
                   authorities any and all required compliance filings relating to the registration of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares

                b. Monitor status and maintain registrations in each state


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                2.  SEC Registration and Financial Reporting

                    a. Prepare, file, and distribute annual and semiannual reports

                    b.  Prepare and file Form N-SAR

                    c. Assist Fund in updating prospectus and statement of additional information

                3.  IRS Compliance

                    a. Periodically monitor Fund's status as a regulated investment company under Subchapter M through review of the following:

                        1) Asset diversification requirements
                        2) Qualifying income requirements
                        3) Distribution requirements

                    b.  Monitor short short testing

                    c. Calculate required ordinary income and capital gain distributions (including excise tax distributions)

        C. Tax Reporting

           1. Calculate U.S. Government interest for state exclusion

           2. File Form 1099 Miscellaneous for payments to directors and other service providers

           3. Monitor wash sale losses

           4. Calculate eligible dividend income for corporate shareholders

III.  Compensation

      The Fund agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule A.

      These fees may be changed from time to time, subject to mutual written Agreement between the Fund and FTC.


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        The Fund agrees to pay all fees and reimbursable expenses within ten
        (10) business days following the mailing of the billing notice.

IV.     Performance of Service: Limitation of Liability

             A. FTC shall exercise reasonable care in the performance of its duties under this Agreement. FTC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FTC's control, except a loss resulting from FTC's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless FTC from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FTC may sustain or incur or which may be asserted against FTC by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FTC by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to FTC and as amended from time to time in writing by resolution of the Board of Directors of the Fund.

                In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

                Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

             B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further




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        understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presdnts or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.

                C. FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

V.      Confidentiality

        FTC shall handle, in confidence, all information relating to the Fund's business which is received by FTC during the course of rendering any service hereunder.

VI.     Data Necessary to Perform Service

        The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VII.    Terms of Agreement

        This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods. The Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

VIII.   Duties in the Event of Termination

        In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and

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        other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which FTC has maintained, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

IX.     Choice of Law

        This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

X.      Notices

        Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows: Notice to FTC shall be sent to Joe Neuberger, and notice to Fund shall be sent to Gracie Fermelia.

XI.     Records

        FTC shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the Investment Company Act of 1940 as amended (the "Investment Company Act"), and the rules thereunder. FTC agrees that all such records prepared or maintained by FTC relating to the services to be performed by FTC hereunder are the property of the Fund and will be preserved, maintained, and made available with such section and rules of the Investment Company Act and will be promptly surrendered to the Fund on and in accordance with its request.


HOTCHKIS & WILEY FUNDS                  FIRSTAR TRUST COMPANY


By:  /s/ Nancy D. Celick                   By:  /s/ Joseph C. Neuberger
   -----------------------------              ----------------------------

Attest:  /s/ Gracie V. Fermelia            Attest:  /s/ Mary S. VanDerLoop
       -------------------------               ---------------------------

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                                   SCHEDULE A
                                    HOTCHKIS
                       FUND ADMINISTRATION AND COMPLIANCE
                              ANNUAL FEE SCHEDULE

- Annual fee:

  - 3.5 basis points (.00035) on the first $500,000,000

  - 2.5 basis points (.00025) on the balance in excess of $500,000,000

  - Maximum annual fee: $5,000 for the Equity Insurance Fund

                        $100,000 per fund for the Balanced and Equity Funds

                        $150,000 per fund for the Bond Funds and International
                         Fund

- Out-of-pocket expenses, including, but not limited to:

  - Postage

  - Stationery

  - Programming

  - Proxies

  - Retention of records

  - Special reports

  - Federal and state regulatory filing fees

  - Certain insurance premiums

  - All other out-of-pocket expenses

  - Expenses from Board of Directors meetings

  - Auditing and legal expenses


- Fees are billed monthly